Exhibit 99.1

FOR IMMEDIATE RELEASE

Foley Trasimene Acquisition Corp. II Announces the Separate Trading of its Class A Common Stock and Warrants Commencing October 9, 2020

LAS VEGAS, NV, October 8, 2020 – Foley Trasimene Acquisition Corp. II (the “Company”) announced that, commencing October 9, 2020, holders of the units sold in the Company's initial public offering of 130,000,000 units completed on August 21, 2020 and the units sold pursuant to the partial exercise of the underwriters’ over-allotment option of 16,703,345 units completed on August 26, 2020, may elect to separately trade the shares of Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “BFT” and “BFT WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “BFT.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Credit Suisse, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, telephone: (800)-221-1037 or by emailing: usa.prospectus@credit-suisse.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

About Foley Trasimene Acquisition Corp. II

Foley Trasimene Acquisition Corp. II is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information, please visit https://www.foleytrasimene2.com/.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Shannon Devine, VP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com